HCP REIT FORMS BOARD COMMITTEE TO OVERSEE IMPLEMENTATION OF STRATEGIC
PLAN AND REVIEW STRATEGIC ALTERNATIVES

Jack L. Mahaffey Elected Chairman of Special Committee

HOUSTON, TX February 13, 2007: Hartman Commercial Properties REIT (HCP REIT), which owns and manages 36 commercial properties in Texas, announced that the Board of Trustees has unanimously approved a Special Committee to deal with strategic issues.

The members of the Special Committee are Chris A. Minton, Chand Vyas and Jack Mahaffey, who was elected chairman. Mr. Mahaffey has served on the board since 2000 and was previously president of Shell Mining Company.

The Special Committee has been charged by the board to make recommendations to the full board on strategic issues, including the implementation of HCP REIT’s strategic plan and other strategic options.

Chairman and Interim CEO James C. Mastandrea said, “Our board had taken a major step in governance by creating the Special Committee. We’re poised for progress: Our strategic plan has been approved by the board and our management team is completely in place.”

ABOUT HCP REIT (HARTMAN COMMERCIAL PROPERTIES REIT)
HCP REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.hcpreit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:

James C. Mastandrea
Chairman, CEO
HCP REIT
713-827-9595